Exhibit 99.1

PRESS RELEASE

For Immediate Release

Date:	April 28, 2005
Contact:	Anupam Narayan
Title:	Executive Vice President, Chief Financial Officer
Phone:	509-459-6100
Internet:	InvestorRelations@WestCoastHotels.com
www.redlion.com
www.westcoasthotels.com
www.ticketswest.com
www.g-b.com

WestCoast Hospitality Corporation Continues RevPAR Growth;

Announces First Quarter 2005 Results

April 28, 2005

SPOKANE, Wash. — WestCoast Hospitality Corporation (NYSE: WEH) today announced results for the quarter ended March 31, 2005.

Hotel Statistics

During the first quarter of 2005, system-wide RevPAR (revenue per available room) for comparable hotels (hotels owned, leased, managed and franchised for at least one year) increased 2.5% over the 2004 first quarter level to $35.71. This increase was due to a 1.4 point increase in average occupancy, to 52.1%, offset by a slight decrease of 0.3% in ADR (average daily rate), to $68.49.

Consolidated Company Performance

In the first quarter, total revenue from continuing operations was $35.4 million, down 2.1% from the comparable period in 2004. Revenues in the hotels and restaurants division were higher as a result of a 4.4% increase in RevPAR from continuing operations at owned and leased hotels. The company increased hotels and restaurants division revenues despite the traditionally slow Easter holiday travel period falling in March this year as opposed to April in 2004 and one less day in February compared to a leap year in 2004. Revenues for the entertainment division decreased $0.8 million, primarily due to fewer shows and performances scheduled in the first quarter of 2005 compared to 2004. Revenues in the company’s real estate division were lower due to a slight reduction in management fees in the first quarter of 2005 and higher than usual commissions earned in the first quarter of 2004.

The company’s interest expense increased by $0.8 million in the quarter, primarily as a result of the issuance in 2004 of trust preferred securities to replace previously outstanding preferred stock. For the first quarter of 2005, the loss applicable to common shareholders was $3.1 million ($0.24 per share) compared to a loss of $2.7 million ($0.21 per share) in the first quarter of 2004. EBITDA (earnings before interest, taxes, depreciation and amortization) from continuing operations was $1.9 million, down from $2.4 million in the prior year quarter.

Arthur Coffey, President and Chief Executive Officer, said, “We are on schedule with our accelerated product improvement plan announced late last year and expect that execution of this plan, along with the growth in industry demand, will make 2005 a very positive year for the company. We believe our continued increase in RevPAR, the two recent full service franchise additions in Portland, Oregon and Tacoma, Washington and the franchise term extensions with two other hotels reflect the growing confidence in our product and our Red Lion brand. Our hotels performed well during the quarter given the challenges of comparing to a leap year in 2004 and Easter occurring during the seasonally slow first quarter of 2005.”

Recent Events

During the first quarter, the company announced the addition of the 318 room, full service Red Lion Hotel on the River, Jantzen Beach, in Portland, Oregon to its franchise network. On April 14, the company announced the addition of the 119 room, full service Red Lion Hotel Tacoma, in Tacoma, Washington, to its franchise network. With the addition of these two hotels to its system, there are now 61 Red Lion hotels operating in North America. The company is also pleased to announce that the new owner of the Red Lion Hotel Austin, in Austin, Texas, and the new lessee of the Red Lion Hotel Modesto, in Modesto, California, have each recently signed new franchise license agreements to continue the Red Lion brand at their hotels.

The entertainment division has secured Disney’s The Lion King for a six-week engagement for 46 performances at the Spokane Opera House beginning October 2005. With this engagement, the total number of performances the company presents in 2005 will substantially exceed the number of performances in 2004. This engagement is expected to have a positive impact on the division’s revenues and profits and on the company’s Spokane hotels, which are already booking hotel packages for show patrons.

The real estate division recently announced the redevelopment of Lincoln Plaza in Spokane, Washington, a 110,000 square foot office and retail center it owns that will feature newly renovated retail and Class A office space near key downtown amenities. This redevelopment is expected to be substantially complete by mid 2006 and is expected to have a favorable impact on the division’s profits.

In November 2004, the company announced its plan to invest $40 million to improve comfort, freshen décor and upgrade technology at its Red Lion hotels. The company also announced its plan to sell 11 non-strategic hotels and other non-core properties and use the proceeds from the sales to support this accelerated $40 million hotel investment. In connection with the company’s announcement, it reclassified 11 hotels and one office building as discontinued operations. To date, the company has received acceptable offers on a number of the hotels and associated transactions are in various stages of completion. The office building is being marketed in a “calls for offer” process that is expected to be completed in May 2005. Arthur Coffey added, “We are pleased with the level of interest in these properties for sale and we are on schedule with our planned timeline for completion of the hotel improvements.”

Hotels and Restaurant Division Performance

For the first quarter, the company reported hotel and restaurant revenue from continuing operations of $30.8 million, up $0.5 million from the previous comparable quarter. Direct expenses increased $0.4 million to $27.7 million. RevPAR from continuing operations was up 4.4% from the first quarter of 2004, generated by a 2.7 point increase in occupancy. John Taffin, Executive Vice President, Hotel Operations, said, “We achieved solid occupancy gains in our seasonally slow first quarter and maintained ADR.” The company expects to complete the installation of its beds, pillows and linens package at all owned Red Lion Hotels by the end of the second quarter. In mid April, as part of the previously announced $40 million accelerated investment plan, renovations began at three Red Lion Hotels in Boise, Idaho; Kelso, Washington; and Seattle, Washington at the SeaTac International Airport. These renovations are expected to be completed in June to take advantage of the busy summer travel season. The company is in the process of installing new Micros property management systems in 15 of its Red Lion hotels, and the company’s new website is expected to be launched in May. “We are looking forward to completing many of our improvement initiatives before the summer travel season begins. We expect to be able to increase rates to take advantage of seasonal demand and maximize returns on our investment in hotel renovations,” said Mr. Taffin.

Franchise, central services and development revenue was $0.6 million in the first quarter of 2005, a slight increase from the first quarter of 2004. Expenses decreased slightly to $0.2 million in the first quarter of 2005. “We continue to experience strong interest in our Red Lion brand from prospective franchisees, as demonstrated this year by the addition of two new franchised hotels and the term extensions of two existing franchised hotels by new operators,” said John Taffin, Executive Vice President, Hotel Operations.

About WestCoast Hospitality Corporation

WestCoast Hospitality Corporation is a hospitality and leisure company primarily engaged in the ownership, management, development and franchising of upper mid-scale, full service hotels under its Red Lion® and WestCoast® brands. In addition, through its entertainment division, which includes its TicketsWest.com, Inc. subsidiary, it engages in event ticket distribution and promotes and presents a variety of entertainment productions. G&B Real Estate Services, its real estate division, engages in traditional real estate-related services, including developing, managing and brokering sales and leases of commercial and multi-unit residential properties.

This press release contains forward-looking statements within the meaning of federal securities law, including statements concerning plans, objectives, goals, strategies, projections of future events or performance and underlying assumptions (many of which are based, in turn, upon further assumptions). The forward-looking statements in this press release are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Such risks and uncertainties include, among others, economic cycles; international conflicts; changes in future demand and supply for hotel rooms; competitive conditions in the lodging industry; relationships with franchisees and properties; impact of government regulations; ability to obtain financing; changes in energy, healthcare, insurance and other operating expenses; ability to sell non-core assets; ability to locate lessees for rental property and managing and leasing properties owned by third parties; dependency upon the ability and experience of executive officers and ability to retain or replace such officers as well as other matters discussed in the company’s annual report on Form 10-K for the 2004 fiscal year and in other documents filed by the company with the Securities and Exchange Commission.

###

WestCoast Hospitality Corporation
Consolidated Statements of Operations
(unaudited)
($ in thousands, except footnotes)

	Three months ended March 31,
	2005	2004	$ Change	% Change
Revenue:
Hotels and restaurants	$30,773	$30,272	$501	1.7%
Franchise, central services and development	598	576	22	3.8%
Entertainment	2,804	3,585	(781)	-21.8%
Real estate	1,149	1,621	(472)	-29.1%
Corporate services	68	90	(22)	-24.4%

Total revenues	35,392	36,144	(752)	-2.1%

Operating expenses:
Hotels and restaurants	27,650	27,251	399	1.5%
Franchise, central services and development	158	267	(109)	-40.8%
Entertainment	2,468	2,801	(333)	-11.9%
Real estate	627	928	(301)	-32.4%
Corporate services	82	72	10	13.9%
Hotel facility and land lease	1,741	1,981	(240)	-12.1%
Depreciation and amortization	2,839	2,477	362	14.6%
Gain on asset dispositions, net	(189)	(188)	(1)	-0.5%

Total direct expenses	35,376	35,589	(213)	-0.6%
Undistributed corporate expenses	952	785	167	21.3%

Total expenses	36,328	36,374	(46)	-0.1%

Operating loss	(936)	(230)	(706)	-307.0%
Other income (expense):
Interest expense	(3,601)	(2,846)	(755)	-26.5%
Interest income	97	95	2	2.1%
Other income (expense), net	(94)	17	(111)	652.9%
Equity income (loss) in investments, net	(9)	19	(28)	-147.4%
Minority interest in partnerships, net	50	52	(2)	-3.8%

Loss from continuing operations before income taxes	(4,493)	(2,893)	(1,600)	-55.3%
Income tax benefit	(1,696)	(1,094)	(602)	-55.0%

Net loss from continuing operations	(2,797)	(1,799)	(998)	-55.5%
Discontinued operations:
Loss from operations of discontinued business units, net of income tax benefit of $121 and $295	(326)	(549)	223	40.6%

Net loss	(3,123)	(2,348)	(775)	-33.0%
Preferred stock dividend	—	(377)	377	100.0%

Loss applicable to common shareholders	$(3,123)	$(2,725)	$(398)	-14.6%

EBITDA (1) (2)	$1,912	$2,625	$(713)	-27.2%
EBITDA as a percentage of revenues (2)	4.7%	6.3%
EBITDA from continuing operations (1)	$1,947	$2,430	$(483)	-19.9%
EBITDA from continuing operations as a percentage of revenues (1) (2)	5.5%	6.7%

(1)	The definition of “EBITDA” and how that measure relates to net income is discussed further in this release under Non-GAAP Financial Measures. EBITDA represents net income (or loss) before interest expense, income tax benefit or expense, depreciation, and amortization. EBITDA is not intended to represent net income as defined by generally accepted accounting principles in the United States and such information should not be considered as an alternative to net income, cash flows from operations or any other measure of performance prescribed by generally accepted accounting principles in the United States. We utilize EBITDA because management believes that investors find it to be a useful tool to perform more meaningful comparisons of past, present and future operating results and as a means to evaluate the results of core on-going operations. EBITDA from continuing operations is calculated in the same manner, but excludes the operating activities of business units identified as discontinued.

(2)	The calculation of EBITDA as a percentage of revenues is based upon total operating revenues, from both continuing and discontinued operations, of $40,637,000 and $41,630,000 for the three months ended March 31, 2005 and 2004, respectively. EBITDA from continuing operations as a percentage of revenues is based upon the operating results of continuing business units as presented in the statements.

WestCoast Hospitality Corporation
Earnings Per Share and Hotel Statistics
(unaudited)
(shares in thousands)

	Three months ended March 31,
	2005	2004	$ Change	% Change
Earnings per common share:
Basic
Loss applicable to common shareholders before discontinued operations (1)	$(0.21)	$(0.17)
Loss on discontinued operations	(0.03)	(0.04)

Loss applicable to common shareholders	$(0.24)	$(0.21)

Diluted
Loss applicable to common shareholders before discontinued operations (1)	$(0.21)	$(0.17)
Loss on discontinued operations	(0.03)	(0.04)

Loss applicable to common shareholders	$(0.24)	$(0.21)

Weighted average shares — basic	13,078	13,024
Weighted average shares — diluted (2)	13,078	13,024
Key Comparable Hotel Statistics:
Combined (owned, leased, managed and franchised) (3)
Average occupancy(4) (7)	52.1%	50.7%
ADR(5)	$68.49	$68.72	$(0.23)	-0.3%
RevPAR(6) (7)	$35.71	$34.83	$0.88	2.5%

(1)	The net loss used to calculate the net earnings or loss per share applicable to common shareholders before discontinued operations includes all dividends on the retired cumulative preferred shares if applicable for the period presented.

(2)	For the three months ended March 31, 2005 and 2004, all 1,066,400 and 680,755 options outstanding to purchase common stock were anti-dilutive and are therefore not included in the calculation of earnings per common share. In addition, the 286,161 convertible operating partnership (“OP”) units were anti-dilutive and are therefore not included in the calculation of diluted weighted average shares for those same periods.

(3)	Includes all hotels owned, leased, managed and franchised for greater than one year by WestCoast Hospitality Corporation. No adjustment has been made for hotels classified as discontinued operations.

(4)	Average occupancy represents total paid rooms divided by total available rooms. Total available rooms represents the number of rooms available multiplied by the number of days in the reported period.

(5)	Average daily rate (“ADR”) represents total room revenues divided by the total number of paid rooms occupied by hotel guests.

(6)	Revenue per available room (“RevPAR”) represents total room and related revenues divided by total available rooms.

(7)	Rooms under significant renovation were excluded from total available rooms. Due to the short duration of renovation, in the opinion of management, excluding these rooms did not have a material impact on RevPAR or average occupancy.

WestCoast Hospitality Corporation
Consolidated Balance Sheets
(unaudited)
($ in thousands, except share data)

	March 31,	December 31,
	2005	2004
Assets:
Current assets:
Cash and cash equivalents	$7,185	$9,577
Restricted cash	4,312	4,092
Accounts receivable, net	9,272	8,464
Inventories	1,826	1,831
Prepaid expenses and other	5,189	3,286
Assets held for sale:
Assets of discontinued operations	62,191	61,757
Other assets held for sale	1,599	1,599

Total current assets	91,574	90,606

Property and equipment, net	222,804	223,132
Goodwill	28,042	28,042
Intangible assets, net	13,445	13,641
Other assets, net	9,192	9,191

Total assets	$365,057	$364,612

Liabilities:
Current liabilities:
Accounts payable	$5,208	$4,841
Accrued payroll and related benefits	5,526	4,597
Accrued interest payable	664	700
Advance deposits	571	188
Other accrued expenses	9,854	7,322
Long-term debt, due within one year	7,205	7,455
Liabilities of discontinued operations	22,908	22,879

Total current liabilities	51,936	47,982
Long-term debt, due after one year	125,203	125,756
Deferred income	8,335	8,524
Deferred income taxes	16,292	15,992
Minority interest in partnerships	2,499	2,548
Debentures due WestCoast Hospitality Capital Trust	47,423	47,423

Total liabilities	251,688	248,225

Stockholders’ equity:
Preferred stock - 5,000,000 shares authorized; $0.01 par value; no shares issued or outstanding	—	—
Common stock - 50,000,000 shares authorized; $0.01 par value; 13,086,176 and 13,064,626 shares issued and outstanding	131	131
Additional paid-in capital, common stock	84,572	84,467
Retained earnings	28,666	31,789

Total stockholders’ equity	113,369	116,387

Total liabilities and stockholders’ equity	$365,057	$364,612

WestCoast Hospitality Corporation
Consolidated Statement of Cash Flows
(unaudited)
($ in thousands)

	Three months ended March 31,
	2005	2004
Operating activities:
Net loss	$(3,123)	$(2,348)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	2,874	3,076
(Gain) loss on disposition of property, equipment and other assets	(99)	(189)
Write-off of deferred loan fees	5	—
Deferred income tax provision	300	200
Minority interest in partnerships	(50)	(119)
Equity in investments	9	(19)
Compensation expense related to stock issuance	5	—
Provision for doubtful accounts	(28)	(23)
Change in current assets and liabilities:
Restricted cash	(280)	(336)
Accounts receivable	(927)	(837)
Inventories	23	150
Prepaid expenses and other	(1,846)	(1,489)
Accounts payable	304	(1,013)
Accrued payroll and related benefits	1,036	1,179
Accrued interest payable	(34)	(2)
Other accrued expenses and advance deposits	3,171	2,293

Net cash provided by operating activities	1,340	523

Investing activities:
Purchases of property and equipment	(2,283)	(7,019)
Proceeds from disposition of property and equipment	—	7
Proceeds from disposition of investment	—	122
Investment in WestCoast Hospitality Capital Trust	—	(1,423)
Advances to WestCoast Hospitality Capital Trust	(11)	(2,065)
Proceeds from collections under note receivable	4	—
Other, net	65	(14)

Net cash used in investing activities	(2,225)	(10,392)

Financing activities:
Proceeds from note payable to bank	50	11,000
Repayment of note payable to bank	(50)	(11,000)
Proceeds from debenture issuance	—	47,423
Repurchase and retirement of preferred stock	—	(29,412)
Proceeds from long-term debt	3,794	—
Repayment of long-term debt	(4,871)	(1,080)
Proceeds from issuance of common stock under employee stock purchase plan	67	51
Preferred stock dividend payments	—	(1,011)
Proceeds from option exercises	33	140
Additions to deferred financing costs	(270)	(26)

Net cash provided by (used in) financing activities	(1,247)	16,085

Net cash in discontinued operations	(260)	29

Change in cash and cash equivalents:
Net increase (decrease) in cash and cash equivalents	(2,392)	6,245
Cash and cash equivalents at beginning of period	9,577	7,884

Cash and cash equivalents at end of period	$7,185	$14,129

WestCoast Hospitality Corporation
Additional Hotel Statistics
(unaudited)

System Hotels as of March 31, 2005
			Meeting Space
	Hotels	Rooms	(sq. ft.)
Owned or Leased Hotels: (1)
Red Lion Hotels	38	6,642	312,528
WestCoast Hotels	3	692	40,500
Other Brands	1	153	3,945

	42	7,487	356,973

Managed Hotels:
Red Lion Hotels	1	150	5,234
WestCoast Hotels	1	72	1,800
Other Brands	1	254	36,000

	3	476	43,034

Franchised Hotels:
Red Lion Hotels	21	3,548	151,351
WestCoast Hotels	1	257	15,000

	22	3,805	166,351

Total	67	11,768	566,358

Comparable Hotel Statistics (2)
	Three months ended March 31, 2005			Three months ended March 31, 2004
	Average			Average
	Occupancy (3) (6)	ADR (4)	RevPAR (5) (6)	Occupancy (3) (6)	ADR (4)	RevPAR (5) (6)
Owned or Leased Hotels:
Continuing Operations	54.0%	$67.33	$36.37	51.3%	$67.87	$34.83
Discontinued Operations	37.5%	56.51	21.17	38.2%	53.82	20.57

	50.3%	$65.51	$32.93	48.4%	$65.36	$31.60

Combined System Wide (7)	52.1%	$68.49	$35.71	50.7%	$68.72	$34.83

Red Lion Hotels (Owned, Leased, Managed and Franchised) (8)	53.3%	$67.21	$35.83	51.6%	$67.94	$35.06

(1)	Statistics include 11 hotels previously identified as discontinued business units, aggregating 1,649 rooms and 57,645 square feet of meeting space.

(2)	Includes all hotels owned, leased, managed and franchised for greater than one year by WestCoast Hospitality Corporation.

(3)	Average occupancy represents total paid rooms divided by total available rooms. Total available rooms represents the number of rooms available multiplied by the number of days in the reported period.

(4)	Average daily rate (“ADR”) represents total room revenues divided by the total number of paid rooms occupied by hotel guests.

(5)	Revenue per available room (“RevPAR”) represents total room and related revenues divided by total available rooms.

(6)	Rooms under significant renovation were excluded from total available rooms. Due to the short duration of renovation, in the opinion of management, excluding these rooms did not have a material impact on RevPAR or average occupancy.

(7)	Includes all hotels owned, leased, managed and franchised for greater than one year by WestCoast Hospitality Corporation. No adjustment has been made for hotels classified as discontinued operations.

(8)	Includes all hotels owned, leased, managed and franchised for greater than one year operated under the Red Lion brand name. No adjustment has been made for hotels classified as discontinued operations.

WestCoast Hospitality Corporation
Reconciliation of EBITDA to Net Income
(unaudited)
($ in thousands)

The following is a reconciliation of EBITDA and EBITDA from continuing operations to net income (loss) for the periods presented:

	Three months ended
	March 31,
	2005	2004
EBITDA from continuing operations	$1,947	$2,430
Income tax benefit — continuing operations	1,696	1,094
Interest expense — continuing operations	(3,601)	(2,846)
Depreciation and amortization — continuing operations	(2,839)	(2,477)

Net loss from continuing operations	(2,797)	(1,799)
Loss on discontinued operations	(326)	(549)

Net loss	$(3,123)	$(2,348)

EBITDA	$1,912	$2,625
Income tax benefit	1,817	1,390
Interest expense	(3,978)	(3,287)
Depreciation and amortization	(2,874)	(3,076)

Net loss	$(3,123)	$(2,348)

NON-GAAP FINANCIAL MEASURES

EBITDA is defined as net income (or loss), before interest, taxes, depreciation and amortization. EBITDA is considered a non-GAAP financial measurement. We believe it is a useful financial performance measure for us and for our shareholders and is a complement to net income and other financial performance measures provided in accordance with generally accepted accounting principles in the United States (“GAAP”). EBITDA from continuing operations is calculated in the same manner, but excludes the operating results of business units identified as discontinued under GAAP.

We use EBITDA to measure the financial performance of our owned and leased hotels because it excludes interest, taxes, depreciation and amortization, which bear little or no relationship to operating performance. By excluding interest expense, EBITDA measures our financial performance irrespective of our capital structure or how we finance our properties and operations. We generally pay federal and state income taxes on a consolidated basis, taking into account how the applicable taxing laws apply to our company in the aggregate. By excluding taxes on income, we believe EBITDA provides a basis for measuring the financial performance of our operations excluding factors that our hotels and other operations cannot control. By excluding depreciation and amortization expense, which can vary from hotel to hotel based on historical cost and other factors unrelated to the hotels’ financial performance, EBITDA measures the financial performance of our hotels without regard to their historical cost. For all of these reasons, we believe that EBITDA provides us and investors with information that is relevant and useful in evaluating our business.

However, because EBITDA excludes depreciation and amortization, it does not measure the capital we require to maintain or preserve our long-lived assets. In addition, because EBITDA does not reflect interest expense, it does not take into account the total amount of interest we pay on outstanding debt nor does it show trends in interest costs due to changes in our borrowings or changes in interest rates. EBITDA, as defined by us, may not be comparable to EBITDA as reported by other companies that do not define EBITDA exactly as we define the term. Because we use EBITDA to evaluate our financial performance, we reconcile all EBITDA measures to net income, which is the most comparable financial measure calculated and presented in accordance with GAAP. EBITDA does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to operating income or net income determined in accordance with GAAP as an indicator of performance or as an alternative to cash flows from operating activities as an indicator of liquidity.